Exhibit 99.1

Vantiv Reports Third Quarter 2013 Results

Double-Digit Growth as Net Revenue Increased 14% and Pro Forma Adjusted Net Income per Share Increased 25%

Board Authorizes $250 Million Return of Capital through Combination of Share Repurchase and TRA Termination

Fourth Quarter and Full Year 2013 Financial Outlook

CINCINNATI - October 24, 2013 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “Company”) today announced financial results for the third quarter ended September 30, 2013. Revenue increased 14% to $532.3 million in the third quarter as compared to $466.7 million in the prior year period. Net revenue increased 14% to $294.2 million in the third quarter as compared to $258.5 million in the prior year period. Vantiv’s 14% net revenue growth was due primarily to 9% transaction growth and a 5% expansion in net revenue per transaction. On a GAAP basis, net income attributable to Vantiv, Inc. was $35.7 million or $0.24 per diluted share during the third quarter, compared with $24.3 million or $0.19 per diluted share in the prior year period. Pro forma adjusted net income increased 17% in the third quarter to $80.0 million as compared to $68.1 million in the prior year period. Pro forma adjusted net income per share increased 25% to $0.40 for the third quarter as compared to $0.32 in the prior year period. (See Schedule 2 for pro forma adjusted net income, Schedule 3 for net revenue per transaction, and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

Vantiv’s superior cost structure continues to drive high levels of profitability as reflected by the Company’s third quarter adjusted EBITDA margin of 50.8%. Adjusted EBITDA increased 13% to $149.5 million in the third quarter from $131.9 million in the prior year period. (See Schedule 8 for reconciliation from GAAP net income to adjusted EBITDA.)

“Our double-digit growth in the third quarter demonstrates the strength of our business model,” said Charles Drucker, president and chief executive officer at Vantiv. “We continue to win in the market and invest for growth - including the successes in our direct merchant, ecommerce, and technology partner channels. Looking ahead, we will continue to set a high-bar for success. By executing our strategy, Vantiv will continue to grow and win share in the payments market.”

Merchant Services

Net revenue increased 18% to $209.7 million in the third quarter as compared to $177.0 million in the prior year period, primarily due to a 10% increase in transactions and an 8% expansion in net revenue per transaction, which reflects beneficial changes in our customer mix, including increased net revenue from our ecommerce and technology partner channels. The Company’s ecommerce business continued to generate superior growth during the third quarter with a 38% year-over-year increase in sales volume on a pro forma basis, due primarily to strong new sales and organic growth. Sales and marketing expenses increased to $72.5 million in the third quarter from $63.0 million in the prior year period.

Financial Institution Services

Net revenue increased 4% to $84.5 million in the third quarter from $81.5 million in the prior year period as transactions grew 5% year-over-year. Sales and marketing expenses increased to $7.0 million from $6.3 million in the prior year period.

$250 Million Return of Capital

Vantiv’s Board of Directors authorized the return of $250 million to shareholders through the repurchase of shares and the termination of certain tax receivable agreements (TRAs) established at the time of the Company’s initial public offering. Specifically, a special committee of the Board authorized the termination of certain TRAs for $113 million, and the Board authorized the repurchase of up to $137 million of Class A common stock. The terminated TRAs represented approximately $254 million in accrued liability and were terminated for approximately 44 cents on the dollar.

“Returning excess capital to shareholders is a priority,” said chief financial officer Mark Heimbouch. “The termination of these tax receivable agreements will generate approximately $0.11 in accretion to pro forma adjusted net income per share annually, and the Board’s authorization of a stock repurchase program reflects our confidence in Vantiv’s future. These actions underscore our commitment to driving shareholder value.”

Fourth Quarter and Full Year 2013 Financial Outlook

Based on the current level of consumer spending activity as well as the current level of new business activity, net revenue for the fourth quarter is expected to be $303 to $308 million and pro forma adjusted net income is expected to be $0.43 to $0.45 on a per share basis. The outlook for the fourth quarter includes negative impacts related to lower consumer spending trends, delays in large client conversions, as well as slower ramping of new business and related impacts.

For the full year, net revenue is expected to be $1,167 to $1,172 million, and pro forma adjusted net income is expected to be $1.54 to $1.56 on a per share basis. GAAP net income per share attributable to Vantiv, Inc. is expected to be $0.87 to $0.89 for the full year.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss third quarter 2013 financial results today at 8:00 AM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (800) 946-0715, or for international callers (719) 325-2333, and referencing conference code 2285891. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay pass code 2285891. The replay will be available through Thursday, November 7, 2013. The call will be webcast live from the Company's investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The Company's growth strategy includes expanding further into high growth payment segments, such as ecommerce, payment facilitation (PayFac™), mobile, prepaid and information solutions, and attractive industry verticals, such as petroleum, business-to-business, government, healthcare, gaming and education. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share information. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants, independent sales organizations, or ISOs, or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or ISOs; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic reports filed with the SEC, including the Company’s Form 10-K for the year ended December 31, 2012, its Form 10-Q for the quarter ended March 31, 2013, its Form 10-Q for the quarter ended June 30, 2013, and its Form 10-Q for the quarter ended September 30, 2013 to be filed with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Director of Public Relations
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
	2013	2012	% Change	2013	2012	% Change
Revenue	$532,347	$466,736	14%	$1,549,722	$1,369,147	13%
Network fees and other costs	238,141	208,239	14%	685,708	617,691	11%
Net revenue	294,206	258,497	14%	864,014	751,456	15%
Sales and marketing	79,551	69,313	15%	231,963	212,602	9%
Other operating costs	48,340	40,376	20%	148,168	119,802	24%
General and administrative	27,489	28,600	(4)%	88,450	86,387	2%
Depreciation and amortization	48,604	40,618	20%	136,428	119,181	14%
Income from operations	90,222	79,590	13%	259,005	213,484	21%
Interest expense—net	(10,724)	(10,056)	7%	(30,317)	(44,675)	(32)%
Non-operating expenses(1)	—	—	—	(20,000)	(92,672)	(78)%
Income before applicable income taxes	79,498	69,534	14%	208,688	76,137	174%
Income tax expense	24,893	20,895	19%	63,650	22,848	179%
Net income	54,605	48,639	12%	145,038	53,289	172%
Less: Net income attributable to non-controlling interests	(18,894)	(24,375)	(22)%	(54,300)	(24,433)	122%
Net income attributable to Vantiv, Inc.	$35,711	$24,264	47%	$90,738	$28,856	214%
						0
Net income per share attributable to Vantiv, Inc. Class A common stock:						0
Basic	$0.26	$0.20	30%	$0.66	$0.26	154%
Diluted(2)	$0.24	$0.19	26%	$0.62	$0.24	158%
Shares used in computing net income per share of Class A common stock:				0
Basic	139,968,417	122,959,429		138,142,146	112,953,425
Diluted	201,011,014	131,127,197		207,843,165	119,600,082
	0
Non Financial Data:
Transactions (in millions)	4,266	3,928	9%	12,435	11,191	11%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate of 38.5% assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. During the three months and nine months ended September 30, 2012, 83,919,136 and 59,156,604, respectively, Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have had an antidilutive effect. As the Class B units of Vantiv Holding were not included the numerator used in the calculation of diluted net income per share is equal to the numerator used in the calculation of basic net income per share. The components of the diluted net income per share calculation are as follows:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Income before applicable income taxes	$79,498	$—	$208,688	$—
Taxes @ 38.5%	30,607	—	80,345	—
Net income	$48,891	$24,264	$128,343	$28,856
Diluted shares	201,011,014	131,127,197	207,843,165	119,600,082
Diluted EPS	$0.24	$0.19	$0.62	$0.24

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 and 7 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
	2013	2012	% Change	2013	2012	% Change
Revenue	$532,347	$466,736	14%	$1,549,722	$1,369,147	13%
Network fees and other costs	238,141	208,239	14%	685,708	617,691	11%
Net revenue	294,206	258,497	14%	864,014	751,456	15%
Sales and marketing	79,551	69,313	15%	231,963	212,602	9%
Other operating costs	46,076	39,823	16%	141,951	117,451	21%
General and administrative	19,116	17,503	9%	64,080	55,558	15%
Adjusted EBITDA(1)	149,463	131,858	13%	426,020	365,845	16%
Depreciation and amortization	16,636	11,039	51%	43,554	31,026	40%
Adjusted income from operations	132,827	120,819	10%	382,466	334,819	14%
Interest expense—net	(10,724)	(10,056)	7%	(30,317)	(44,675)	(32)%
Non-GAAP adjusted income before applicable income taxes	122,103	110,763	10%	352,149	290,144	21%
Pro Forma Adjustments:
Income tax expense (at an effective tax rate of 38.5%)(2)	47,010	42,644	10%	135,577	111,705	21%
Tax adjustments(3)	(4,875)	—	NM	(13,511)	—	NM
Pro forma adjusted net income(4)	79,968	$68,119	17%	$230,083	$178,439	29%

Pro forma adjusted net income per share(5)	$0.40	$0.32	25%	$1.11	$0.83	34%

Adjusted shares outstanding(6)	201,011,014	215,046,333		207,843,165	213,787,832
				—
Non Financial Data:				—
Transactions (in millions)	4,266	3,928	9%	12,435	11,191	11%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

(1) See schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(4) Pro forma adjusted net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(5) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.
(6) Shares for the nine months ended September 30, 2012 are pro forma and weighted assuming the equity structure was in place January 1, 2012.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended September 30, 2013
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$413,360	$118,987	$532,347
Network fees and other costs	203,642	34,499	238,141
Net revenue	209,718	84,488	294,206
Sales and marketing	72,534	7,017	79,551
Segment profit	$137,184	$77,471	$214,655

Non-financial data:
Transactions (in millions)	3,345	921	4,266
Net revenue per transaction	$0.0627	$0.0917	$0.0690

	Three Months Ended September 30, 2012
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$354,120	$112,616	$466,736
Network fees and other costs	177,084	31,155	208,239
Net revenue	177,036	81,461	258,497
Sales and marketing	63,046	6,267	69,313
Segment profit	$113,990	$75,194	$189,184

Non-financial data:
Transactions (in millions)	3,047	881	3,928
Net revenue per transaction	$0.0581	$0.0925	$0.0658

	Nine Months Ended September 30, 2013
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$1,197,497	$352,225	$1,549,722
Network fees and other costs	585,364	100,344	685,708
Net revenue	612,133	251,881	864,014
Sales and marketing	213,034	18,929	231,963
Segment profit	$399,099	$232,952	$632,051

Non-financial data:
Transactions (in millions)	9,741	2,694	12,435
Net revenue per transaction	$0.0628	$0.0935	$0.0695

	Nine Months Ended September 30, 2012
		Financial Institution
	Merchant Services	Services	Total
Total revenue	$1,028,926	$340,221	$1,369,147
Network fees and other costs	517,499	100,192	617,691
Net revenue	511,427	240,029	751,456
Sales and marketing	193,394	19,208	212,602
Segment profit	$318,033	$220,821	$538,854

Non-financial data:
Transactions (in millions)	8,613	2,578	11,191
Net revenue per transaction	$0.0594	$0.0931	$0.0671

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$304,259	$67,058
Accounts receivable—net	374,469	397,664
Related party receivable	5,534	4,415
Settlement assets	473,791	429,377
Prepaid expenses	20,040	10,629
Other	14,435	11,934
Total current assets	1,192,528	921,077

Customer incentives	28,883	28,927
Property, equipment and software—net	202,071	174,940
Intangible assets—net	825,284	884,536
Goodwill	1,943,669	1,804,592
Deferred taxes	377,261	141,361
Other assets	31,112	24,096
Total assets	$4,600,808	$3,979,529

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$211,745	$215,998
Related party payable	2,663	1,625
Settlement obligations	600,888	542,564
Current portion of note payable	92,500	92,500
Current portion of tax receivable agreement obligations to related parties	31,595	—
Deferred income	9,866	9,667
Current maturities of capital lease obligations	4,679	5,505
Other	1,382	1,609
Total current liabilities	955,318	869,468
Long-term liabilities:
Note payable	1,741,724	1,163,605
Tax receivable agreement obligations to related parties	782,005	484,700
Capital lease obligations	12,851	8,275
Deferred taxes	22,135	8,207
Other	4,078	1,039
Total long-term liabilities	2,562,793	1,665,826
Total liabilities	3,518,111	2,535,294

Commitments and contingencies
Equity:
Total equity (1)	1,082,697	1,444,235
Total liabilities and equity	$4,600,808	$3,979,529

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,	September 30,
	2013	2012
Operating Activities:
Net income	$145,038	53,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	136,428	119,181
Amortization of customer incentives	7,466	4,567
Amortization and write-off of debt issuance costs	23,256	58,407
Share-based compensation expense	21,352	26,889
Change in operating assets and liabilities:
Decrease in accounts receivable and related party receivable	25,734	1,578
Increase (decrease) in net settlement assets and obligations	13,910	(24,023)
Increase in customer incentives	(10,548)	(6,783)
(Increase) decrease in prepaid and other assets	(7,535)	4,192
(Decrease) increase in accounts payable and accrued expenses	(14,508)	11,333
Increase (decrease) in payable to related party	1,038	(3,062)
Increase in other liabilities	132	1,332
Net cash provided by operating activities	341,763	246,900

Investing Activities:
Purchases of property and equipment	(46,970)	(38,245)
Acquisition of customer portfolios and related assets	(6,555)	(10,530)
Purchase of investments	(3,174)	—
Cash used in acquisitions, net of cash acquired	(155,654)	—
Net cash used in investing activities	(212,353)	(48,775)

Financing Activities:
Proceeds from initial public offering, net of offering costs of $39,091	—	460,913
Proceeds from follow-on offering, net of offering costs of $1,951	—	33,512
Proceeds from issuance of long-term debt	1,850,000	1,248,750
Repayment of debt and capital lease obligations	(1,280,366)	(1,793,074)
Payment of debt issuance costs	(26,288)	(28,949)
Purchase of Class B units in Vantiv Holding from Fifth Third Bank	—	(33,512)
Repurchase of Class A common stock	(400,592)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(12,739)	(16,126)
Tax benefit from employee share-based compensation	6,754	13,436
Distribution to funds managed by Advent International Corporation	—	(40,086)
Distribution to non-controlling interests	(28,978)	(32,781)
Net cash provided by (used in) financing activities	107,791	(187,917)

Net increase in cash and cash equivalents	237,201	10,208
Cash and cash equivalents—Beginning of period	67,058	370,549
Cash and cash equivalents—End of period	$304,259	$380,757

Cash Payments:
Interest	$28,141	$50,720
Taxes	43,041	12,247
Non-cash Items:
Issuance of tax receivable agreements	$328,900	$333,000
Accrual of secondary offering costs	—	3,000

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended September 30, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$532,347	$—	$—	$—	$—	$—		$532,347
Network fees and other costs	238,141	—	—	—	—	—		238,141
Net revenue	294,206	—	—	—	—	—		294,206
Sales and marketing	79,551	—	—	—	—	—		79,551
Other operating costs	48,340	(2,264)	—	—	—	—		46,076
General and administrative	27,489	(951)	(7,422)	—	—	—		19,116
Depreciation and amortization	48,604	—	—	(31,968)	—	—		16,636
Income from operations	90,222	3,215	7,422	31,968	—	—		132,827
Interest expense—net	(10,724)	—	—	—	—	—		(10,724)
Income before applicable income taxes	79,498	3,215	7,422	31,968	—	—		122,103
Income tax expense	24,893	—	—	—	—	22,117	(3)	47,010
Tax adjustments	—	—	—	—	—	(4,875)	(4)	(4,875)
Net income	$54,605	$3,215	$7,422	$31,968	$—	$(17,242)		$79,968

	Three Months Ended September 30, 2012
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$466,736	$—	$—	$—	$—	$—		$466,736
Network fees and other costs	208,239	—	—	—	—	—		208,239
Net revenue	258,497	—	—	—	—	—		258,497
Sales and marketing	69,313	—	—	—	—	—		69,313
Other operating costs	40,376	(553)	—	—	—	—		39,823
General and administrative	28,600	(1,701)	(9,396)	—	—	—		17,503
Depreciation and amortization	40,618	—	—	(29,579)	—	—		11,039
Income from operations	79,590	2,254	9,396	29,579	—	—		120,819
Interest expense—net	(10,056)	—	—	—	—	—		(10,056)
Income before applicable income taxes	69,534	2,254	9,396	29,579	—	—		110,763
Income tax expense	20,895	—	—		—	21,749	(3)	42,644
Tax adjustments	—	—	—	—	—	—	(4)	—
Net income	$48,639	$2,254	$9,396	$29,579	$—	$(21,749)		$68,119
Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(4) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Nine Months Ended September 30, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,549,722	$—	$—	$—	$—	$—		$1,549,722
Network fees and other costs	685,708	—	—	—	—	—		685,708
Net revenue	864,014	—	—	—	—	—		864,014
Sales and marketing	231,963	—	—	—	—	—		231,963
Other operating costs	148,168	(6,217)	—	—	—	—		141,951
General and administrative	88,450	(3,018)	(21,352)	—	—	—		64,080
Depreciation and amortization	136,428	—	—	(92,874)	—	—		43,554
Income from operations	259,005	9,235	21,352	92,874	—	—		382,466
Interest expense—net	(30,317)	—	—	—	—	—		(30,317)
Non-operating expenses	(20,000)	—	—	—	20,000	—		—
Income before applicable income taxes	208,688	9,235	21,352	92,874	20,000	—		352,149
Income tax expense	63,650	—	—	—	—	71,927	(4)	135,577
Tax adjustments	—	—	—	—	—	(13,511)	(5)	(13,511)
Net income	$145,038	$9,235	$21,352	$92,874	$20,000	$(58,416)		$230,083

	Nine Months Ended September 30, 2012
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,369,147	$—	$—	$—	$—	$—		$1,369,147
Network fees and other costs	617,691	—	—	—	—	—		617,691
Net revenue	751,456	—	—	—	—	—		751,456
Sales and marketing	212,602	—	—	—	—	—		212,602
Other operating costs	119,802	(2,351)	—	—	—	—		117,451
General and administrative	86,387	(3,940)	(26,889)	—	—	—		55,558
Depreciation and amortization	119,181	—	—	(88,155)	—	—		31,026
Income from operations	213,484	6,291	26,889	88,155	—	—		334,819
Interest expense—net	(44,675)	—	—	—	—	—		(44,675)
Non-operating expenses	(92,672)	—	—	—	92,672	—		—
Income before applicable income taxes	76,137	6,291	26,889	88,155	92,672	—		290,144
Income tax expense	22,848	—	—	—	—	88,857	(4)	111,705
Tax adjustments	—	—	—	—	—	—	(5)	—
Net income	$53,289	$6,291	$26,889	$88,155	$92,672	$(88,857)		$178,439

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(4) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 8
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,		September 30,	September 30,
	2013	2012	% Change	2013	2012	% Change
Net income	$54,605	$48,639	12%	$145,038	$53,289	172%
Income tax expense	24,893	20,895	19%	63,650	22,848	179%
Non-operating expenses(1)	—	—	—	20,000	92,672	(78)%
Interest expense—net	10,724	10,056	7%	30,317	44,675	(32)%
Share-based compensation	7,422	9,396	(21)%	21,352	26,889	(21)%
Transition, acquisition and integration costs(2)	3,215	2,254	43%	9,235	6,291	47%
Depreciation and amortization	48,604	40,618	20%	136,428	119,181	14%
Adjusted EBITDA	$149,463	$131,858	13%	$426,020	$365,845	16%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Represents non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.